EXHIBIT 21

SUBSIDIARIES OF SPARTAN MOTORS, INC.

Name of Subsidiary	Jurisdiction of Incorporation /Organization

Spartan Motors USA, Inc.	South Dakota, United States
- Utilimaster Services, LLC	Indiana, United States
- Smeal Holding, LLC	Michigan, United States
- Smeal SFA, LLC	Michigan, United States
- Smeal LTC, LLC	Michigan, United States
- Detroit Truck Manufacturing, LLC	Michigan, United States
- Spartan Upfit Services, Inc.	Michigan, United States
- Spartan-Gimaex Innovations, LLC	Delaware, United States

Spartan Motors Global, Inc.	Michigan, United States
- Spartan Motors Mexico, LLC	Michigan, United States